Chrysler Center 666 Third Avenue New York, NY 10017 212-935-3000 212-983-3115 fax www.mintz.com

Exhibit 5.1

June 26, 2020

Genius Brands International, Inc.

190 N. Canon Drive, 4th Fl.

Beverly Hills, CA 90210

Ladies and Gentlemen:

We have acted as counsel for Genius Brands International, Inc., a Nevada corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on June 26, 2020 under the Securities Act of 1933, as amended (the “Act”), covering the offering for resale, on a delayed or continuous basis, of 59,523,812 shares of common stock, par value $0.001 per share (the “Common Stock”) that were previously issued upon the conversion of the Company’s Senior Secured Convertible Notes (the “Secured Convertible Notes”), issued by the Company to certain institutional and accredited investors pursuant to and in connection with a securities purchase agreement dated as of March 11, 2020. The shares of Common Stock issued upon conversion of the Secured Convertible Notes are referred to herein as the “Shares.”

As counsel to the Company, we have examined such corporate records, documents, agreements and such matters of law as we have considered necessary or appropriate for the purpose of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. Upon the basis of such examination, we advise you that in our opinion that the Shares are validly issued, fully paid and nonassessable.

Our opinion is limited to the Nevada Revised Statutes of the State of Nevada and the United Stated federal laws, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.